Tidal Trust I 485BPOS

Exhibit 99(d)(xliv)(1)

FIRST AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This First Amendment to the Sub-Advisory Agreement (the “Amendment”) is made as of April 2, 2026, by and between TIDAL INVESTMENTS LLC (the “Adviser”) and SMART Wealth, LLC (the “Sub-Adviser”). Each of the Adviser and the Sub-Adviser is referred to as a “party” and together as the “parties.”

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of July 31, 2025 (the “Agreement”).

B.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

SMART Small Cap ETF
SMART Mid Cap ETF

C.	Section 15.2 of the Agreement allows for the amendment of the Agreement upon approval by the Board of Trustees of Tidal Trust I, and such approval has been provided.

D.	This Background section and the Amended and Restated Schedule A attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/Jay Pestrichelli
Name:	Jay Pestrichelli
Title:	Chief Trading Officer
Date:	4/7/2026

SMART Wealth, LLC

By:	/s/David Brooks
Name:	David Brooks
Title:	President
Date:	4/6/2026

Amended and Restated Schedule A

to the

Sub-Advisory Agreement by and between Tidal Investments LLC and SMART Wealth, LLC

(April 2, 2026)

Fund Name	Sub- Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
SMART Trend 25 ETF	0.10%	8/20/2025	[ ]Fully Discretionary [ ]Partially Discretionary [X]Non-Discretionary	[ ]Full [ ]Advisory [X]None
SMART Earnings Growth 30 ETF	0.10%	8/20/2025	[ ]Fully Discretionary [ ]Partially Discretionary [X]Non-Discretionary	[ ]Full [ ]Advisory [X]None
SMART Small Cap ETF	0.10%	Commencement of Operations	[ ]Fully Discretionary [ ]Partially Discretionary [X]Non-Discretionary	[ ]Full [ ]Advisory [X]None
SMART Mid Cap ETF	0.10%	Commencement of Operations	[ ]Fully Discretionary [ ]Partially Discretionary [X]Non-Discretionary	[ ]Full [ ]Advisory [X]None

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